SoFi Technologies, Inc. Announces Completion of Redemption of Certain Outstanding Warrants
SAN FRANCISCO, California – December 15, 2021 – SoFi Technologies, Inc. (NASDAQ: SOFI), (“SoFi” or “the Company”), a leading digital personal finance company, today announced the completion of the redemption of the outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated October 8, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, (the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”) and that remained outstanding at 5:00 p.m. New York City time on December 6, 2021 (the “Redemption Date”) for a redemption price of $0.10 per Public Warrant. In addition, the Company announced the completion of the redemption of the outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) on the same terms as the outstanding Public Warrants. The outstanding warrants to purchase shares of Common Stock that were issued in the Company’s business combination with Social Capital Hedosophia Holdings Corp. V on May 28, 2021 (the “Business Combination”) in respect of warrants to acquire Social Finance, Inc. Series H preferred stock (the “Series H Warrants”) remain outstanding and are not affected by the redemption of the Warrants.
On November 4, 2021, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date it would redeem all of the outstanding Warrants at a redemption price of $0.10 per Warrant. Of the 20,124,963 Public Warrants that were outstanding as of the closing of the Business Combination, 6,264,922 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock and 13,193,604 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 11,027,668 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 96.7% of the outstanding Public Warrants. In addition, of the 8,000,000 Private Warrants that were outstanding as of the closing of the Business Combination, 2,000,000 Private Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock and 6,000,000 Private Warrants were exercised on a cashless basis in exchange for an aggregate of 4,166,000 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing 100% of the outstanding Private Warrants. Total cash proceeds to the Company generated from exercises of the Warrants for cash were approximately $95.0 million. Following the Redemption Date, the Company had no Public Warrants or Private Warrants outstanding. The Company’s Series H Warrants remain outstanding and are not affected by the redemption of the Warrants.
In connection with the redemption, the Public Warrants ceased trading on The Nasdaq Global Select Market and were delisted, with the trading halt announced after close of market on December 6, 2021. The Common Stock continues to trade on The Nasdaq Global Select Market under the symbol “SOFI.”
About SoFi Technologies, Inc.
SoFi helps people achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our nearly three million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-

minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com/), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for, tax, legal or accounting advice. You should consult your own tax, legal and accounting advisors before engaging in any transaction.
Contact Information
Investors:
Andrea Prochniak
SoFi
aprochniak@sofi.org

Media:
Rachel Rosenzweig
SoFi
rrosenzweig@sofi.org